Pricing Supplement Dated April 4, 1997
(To Prospectus dated June 29, 1994 and
Prospectus Supplement dated April 30, 1996)
Rule 424(b)(3)
File No. 33-33929

	               General Signal Corporation
	Medium-Term Senior Notes, Series A - Fixed Rate

Principal Amount:  U.S. Dollars $25,000,000

Agent's Discount or Commission: .50%($125,000)

Net Proceeds to Issuer:  $24,875,000

Interest Rate:  7.114%

Stated Maturity Date:  April 8, 2002

Original Issue Date:  April 7, 1997

Interest Payment Dates:  July 15 & January 15

Redemption:

X	The Notes cannot be redeemed prior to the Stated Maturity
     Date.
	The Notes may be redeemed prior to the Stated Maturity Date.
	     Initial Redemption Date:
	     Initial Redemption Percentage:
	     Annual Redemption Percentage Reduction:     % until
          Redemption Percentage is 100% of the principal amount.

Optional Repayment:

X	The Notes cannot be repaid prior to the Stated Maturity Date.
	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
	     Optional Repayment Dates:
	     Optional Repayment Price:           %

Currency:
	Specified Currency:  U.S. Dollars
	(If other than U.S. dollars, see attached)
	Minimum Denominations:
	(Applicable only if Specified Currency is other than U.S.
      dollars)

Original Issue Discount:              ___ Yes 	__X_ No
	Total Amount of OID:
	Yield to Maturity:
	Initial Accrual Period:

Form:	             X Book-Entry	         Certificated

Agents:  Chase Securities Inc.
	    Goldman Sachs & Co.

Agent acting in the capacity as indicated below:
x  Agent              Principal


If as principal:
	The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
	The Notes are being offered at a fixed initial public offering price of ___% of principal amount, plus accrued interest, if any.

If as Agent:
	The Notes are being offered at a fixed initial public offering price of 100% of principal amount, plus accrued interest, if any.

Other Provisions:  Cusip #:  37084DAA0

The following paragraph shall be deemed to supercede the first full paragraph on page S-24 of the Prospectus Supplement dated
April 30, 1996 to which this Pricing Supplement relates:

	As used herein, the term "United States Holder" means an owner of a Note that (a) is (i) for United States federal income tax purposes a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have authority to control all substantial decisions of the trust or (b) is not a Holder described in (a) above but whose income from a Note is effectively connected with such Holder's conduct of a United States trade or business. The term also includes certain former citizens of the United States whose income and gain on the Notes will be taxable by the United States.